Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
March 12, 2014	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
William Lyon Homes	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
4695 MacArthur Court, 8th Floor	London	Singapore
Newport Beach, California 92660	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement on Form S-3; 15,734,271 shares of Class A Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to William Lyon Homes, a Delaware corporation (the “Company”), in connection with the proposed sale of 15,734,271 shares (the “Shares”) of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of the Company by certain selling stockholders named in the “Selling Stockholders” table included in the Registration Statement (as defined below). The Shares consist of (i) shares of Class A Common Stock that are issued and outstanding as of the date hereof (the “Selling Stockholder Class A Shares”) and (ii) shares of Class A Common Stock (the “Conversion Shares”) issuable upon conversion of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2014 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof: the Shares have been duly authorized by all necessary corporate action of the

March 12, 2014

Company and (i) the Selling Stockholder Class A Shares have been validly issued and are fully paid and nonassessable and (ii) upon the conversion of the Class B Common Stock into Class A Common Stock in accordance with the Company’s Third Amended and Restated Certificate of Incorporation, as amended to date, the Conversion Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP